Exhibit 99.1

VLOV Store Opens in Hangzhou Tower Shopping Center

XIAMEN, China, September 14, 2012 /PRNewswire-Asia)/-- VLOV Inc. (OTC Bulletin Board: VLOV) ("VLOV" or the "Company"), which designs, sources, markets and distributes VLOV-brand fashion forward men’s apparel in the People’s Republic of China, today announced the opening of its Zhejiang distributor’s store in the Hangzhou Tower Shopping Center, regarded as one of the top performing retail enterprises in all of China.

The newly opened store is located on the 4th floor of the Hangzhou Tower Shopping Center, No. 1 Wulin Square in Hangzhou City, the capital of Zhejiang Province. The Hangzhou Tower Shopping Center is home to such brands as Cartier, Burberry and Louis Vuitton.

“We are very excited to have a VLOV store in such a prestigious location,” stated Mr. Qing Qing Wu, CEO and Chairman of VLOV. “The store reflects the latest generation of stores that have been opened or upgraded by our distributors.”

The Company’s sales to its Zhejiang distributor amounted to $8,477,000 (unaudited) during the six months ended June 30, 2012, representing 21.0% of the Company’s net sales and making it the largest distributor in terms of revenue for the period.

"Our Zhejiang distributor has been important to the overall growth of VLOV,” commented Mr. Wu. “Its ongoing commitment to expansion and upgrading its VLOV points of sale is a reflection of our continued investment in our brand.”

Photos of the new store can be found on the Company's website at www.vlov.net.

About VLOV Inc.

VLOV Inc., a leading lifestyle apparel designer based in China, designs, sources, markets and distributes VLOV-brand fashion-forward apparel for men ages 20 to 45 throughout China.  As of June 30, 2012, VLOV products were sold by its distributors at 414 points of sale across northern, central and southern China, as well as at 18 stores in Fujian Province owned and operated by VLOV.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipate,” “optimistic,” “intend,” “will” or similar expressions.  The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net